UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  July 2, 2012

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

53 West 23rd Street New York, New York 10010 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On July 2, 2012, 4Kids Entertainment, Inc. (“4Kids”), and its subsidiaries which are debtors in the cases pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), In re: 4Kids Entertainment, Inc., et al., 11-11607 (SCC) (collectively, the “Bankruptcy Case”) (4Kids and such subsidiaries, collectively, “Seller”), completed the sale of certain of its assets pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”) entered into on June 24, 2012, among Seller, Kidsco Media Ventures LLC, a Delaware limited liability company, and an affiliate of Saban Capital Group (“Saban Purchaser”), and (ii) 4K Acquisition Corp., a Delaware corporation and an affiliate of Konami Corporation (“Konami Purchaser” and together with Saban Purchaser, the “Purchasers”).  In connection with the consummation of such transactions, the Konami Purchaser paid the Seller an aggregate amount equal to $14,996,950, representing a base purchase price of $15,000,000, less a $3,050 downward adjustment contemplated by the Asset Purchase Agreement.  In addition, in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, the following payments were made by or on behalf of the Seller:

(a)           $1,000,000 was delivered to the escrow agent under the escrow agreements provided for in the Asset Purchase Agreement, to be used to satisfy any indemnification obligations that the Seller may have to either of the Purchasers pursuant to the provisions of the Asset Purchase Agreement;

(b)           $2,500 was paid to the escrow agent as the Seller’s portion of fees payable to it for its performance of services as escrow agent under the escrow agreements;

(c)           $3,051,094 was paid to The CW Network LLC (“the CW”) as a cure cost under the term sheet originally entered into with the CW as of October 1, 2007 and amended as of October 2, 2008 and June 23, 2010 (the “CW Agreement”);

(d)           $429,000 was paid to Toei Animation as a cure cost;

(e)           $28,319.91 was paid to Twenty Three R.P. Associates as a cure cost;

(f)           approximately $21,241.93 was paid to satisfy cure costs under other agreements; and

(g)           $504,069.62 was paid to the Saban Purchaser in accordance with the terms of the Asset Purchase Agreement, with $475,920.62 representing an adjustment to the purchase price for the Saban Purchased Assets and $28,149.00 representing the Seller’s share of national advertising proceeds from the broadcast of commercials during the second calendar quarter of 2012 on the five hour Saturday morning block of programs telecast on The CW Network.

The assets sold by the Seller to the Konami Purchaser (the “Konami Purchased Assets”) included, inter alia, all of Seller’s right, title and interest in and to the business of Seller relating to and commercial use of Yu-Gi-Oh!, the Japanese manga (also known as cartoon or comic) created by Kazuki Takahashi and the related brand and franchise (the “Konami Purchased Business”), as well as other assets relating to the Konami Purchased Business.  4Kids was party to an agreement with Konami Corporation, dated as of August 1, 2001, as amended by the First Amendment, dated September 12, 2007 (the “Konami Agreement”), which agreement related to, inter alia, sales of Yu-Gi-Oh! trading cards and videogames.  The Konami Agreement was included as part of the Konami Purchased Assets transferred to the Konami Purchaser in connection with the closing of the transactions contemplated by the Asset Purchase Agreement on July 2, 2012.  Other than in respect of the consummation of the transactions contemplated by the Asset Purchase Agreement, the Konami Agreement described above and certain merchandise license agreements affecting the Yu-Gi-Oh! Property which were transferred to the Konami Purchaser pursuant to the Asset Purchase Agreement), there are no material relationships between the Konami Purchaser, on the one hand, and 4Kids or any of its affiliates, directors or officers, or any associates of any such directors, on the other.

The assets sold by the Seller to the Saban Purchaser included, inter alia, all of Seller’s right, title and interest in and to the television business of the Seller including the CW Agreement and the television episodes and rights related thereto (the “Saban Purchased Business”), as well as other assets relating to the Saban Purchased Business.  Other than in respect of the consummation of the transactions contemplated by the Asset Purchase Agreement, there are no material relationships between the Saban Purchaser, on the one hand, and 4Kids or any of its affiliates, directors or officers, or any associates of any such directors, on the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 9, 2012

4KIDS ENTERTAINMENT, INC.
BY:/s/ Bruce R. Foster
Bruce R. Foster Executive Vice President and Chief Financial Officer